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                                                                  Exhibit 10.11

                         CONTRACT FOR PURCHASE AND SALE



         THIS CONTRACT FOR PURCHASE AND SALE (the "Contract") is made and entered into by and between EYE CARE CENTERS OF AMERICA, INC., a Texas corporation (the "Seller" and JDB REAL PROPERTIES, INC., a Texas corporation, (the "Purchaser").

                                    ARTICLE I

                                Sale and Purchase

         Section 1.1 The Project. Subject to the terms and provisions hereof, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller:

                  (a) All of the real property described on Exhibit "A" attached hereto and made a part hereof (the "Land") together with all right, title and interest of the Seller in and to (i) the rights, easements and appurtenances pertaining thereto, and (ii) any and all roads, easements, alleys, streets and rights-of way bounding the Land, together with all rights of ingress and egress unto the Land;

                  (b) That certain office building located upon the Land and known as the Eye Care Plaza together with all buildings, structures and fixtures presently situated on the Land (the "Improvements");

                  (c) All of Seller's interest, if any, in the benefits of any and all service contracts, maintenance arrangements, warranties, guaranties, bonds or other agreements affecting the operation of the Land and/or Improvements (the "Miscellaneous Contracts");

                  (d) Seller's interest in all of the fixtures, equipment, machinery and other tangible personal property owned by Seller and located on and used in connection and associated with the ownership, maintenance, management and operation of the Land and Improvements as described on Exhibit "B" attached hereto and made a part hereof for all purposes, excluding, however, Seller's furniture, equipment, machinery, inventory, trade fixtures and other tangible personal property used by Seller in the operation of its business located in a portion of the Improvements (the "Personal Property");

                  (e) Any and all (i) plans, drawings, specifications, surveys, architectural, engineering, soils, seismic, environmental and geological studies and certificates, and other technical descriptions related to the Improvements (collectively the "Plans"), and (ii) licenses, permits, governmental approvals, governmental waivers, development rights or zoning rights or any other similar rights related to the Land or the Improvements (collectively the "Governmental Approvals"); and
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                  (f) All of the lessor's or landlord's interest in any oral or written leases and any amendments and collateral documents with respect thereto affecting or relating to the Land and Improvements ("Leases") and to any security deposits described in the Leases.

The Land, Improvements, Miscellaneous Contracts, Personal Property, Plans, Governmental Approvals and Leases are sometimes hereinafter referred to collectively as the "Project").

                                    ARTICLE 2

                                 Purchase Price

         Section 2.1 Amount. The Purchase Price (herein so called) for the Project is and shall be the sum of FIVE MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS (5,100,000.00), which shall be due and payable by Purchaser to Seller in cash at the Closing (hereinafter defined). The payment of the Purchase Price to Seller must be effectuated by wire transfer or other method sufficient to provide Seller with "same day" funds on the Closing Date available for overnight investment by Seller that same day.

                                    ARTICLE 3

                                  Earnest Money

         Section 3.1 Deposit. Within two (2) business days after the effective date hereof, the Purchaser shall deliver the cash amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (the "Earnest Money") to Chicago Title Insurance Company at 14607 San Pedro, San Antonio, Texas 78232, Attention: Carol Reiss (the "Title Company"). In the event this Contract is closed, the Earnest Money shall be applied to the Purchase Price at Closing. In the event this Contract is not closed, then the Title Company shall disburse the Earnest Money in the manner provided for elsewhere herein. The Title Company shall invest the Earnest Money in federally insured money market accounts, certificates of deposit or securities issued or guaranteed by the United States Government, or in such manner as Purchaser may direct; provided, however, that the Title Company shall invest the Earnest Money only in such manner as will allow the Title Company to disburse the Earnest Money upon two (2) days notice. All interest or other earnings on the Earnest Money shall become a part of the Earnest Money and be disbursed to the party entitled to the Earnest Money.

         Section 3.2 Title Company Bound. The Title Company must sign this Contract as evidence that the Title Company agrees to be bound by the obligations contained herein with respect to the Earnest Money. In the event the Title Company cannot comply with the obligations imposed pursuant to this Article, as indicated in a written notice to Purchaser and Seller executed by the Title Company, the Purchaser and Seller shall mutually and reasonably select another title company on or before the expiration of three (3) days following written notice by either party to the other that said selection is required, failing which the Earnest Money shall

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be returned to the Purchaser and the Contract shall terminate excepting only the indemnity provisions in Section 7.2 and Section 13.2 hereof.

                                    ARTICLE 4

                                "AS IS, WHERE IS"

         Section 4.1 GENERAL. PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES THAT IT HAS OR WILL HAVE, PRIOR TO THE END OF THE INSPECTION PERIOD (HEREINAFTER DEFINED), THOROUGHLY INSPECTED AND EXAMINED THE PROJECT TO THE EXTENT DEEMED NECESSARY BY THE PURCHASER IN ORDER TO ENABLE THE PURCHASER TO EVALUATE THE PURCHASE OF THE PROJECT. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE PURCHASER OF DEVELOPMENTS SUCH AS THE PROJECT AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS, AND THAT PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROJECT, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME, AND, UPON CLOSING, SHALL ASSUME THE RISK OF ANY ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, THAT MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS; PROVIDED, HOWEVER, THAT, PURCHASER'S ASSUMPTION OF THE RISK AS TO THE ENVIRONMENTAL CONDITION IS NOT INTENDED TO, NOR SHALL IT BE CONSTRUED TO, CONSTITUTE AN ASSUMPTION BY PURCHASER OF LIABILITY ASSOCIATED WITH THE ENVIRONMENTAL CONDITION OF THE PROJECT AS OF THE CLOSING DATE. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS ACQUIRING THE PROJECT ON AN AS IS, WHERE IS AND WITH ALL FAULTS BASIS, WITHOUT REPRESENTATIONS (OTHER THAN THE REPRESENTATIONS MADE HEREIN), WARRANTIES (OTHER THAN THE WARRANTY OF TITLE UNDER THE DEED (HEREINAFTER DEFINED) TO BE DELIVERED AT CLOSING) OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE. PURCHASER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS, WARRANTIES OR COVENANTS, WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY HAVE BEEN DEEMED TO HAVE BEEN MADE OR GIVEN, BY THE SELLER. EXCEPT AS OTHERWISE PROVIDED HEREIN WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PROJECT, PURCHASER HEREBY ASSUMES ALL RISK AND LIABILITY (AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, DIRECT, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES) RESULTING OR ARISING FROM OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF THE PROJECT.

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         Section 4.2 SPECIFIC. WITHOUT LIMITING THE GENERAL PROVISIONS OF
SECTION 4.1 HEREINABOVE, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES (OTHER THAN THE WARRANTY OF TITLE UNDER THE DEED TO BE DELIVERED AT CLOSING) OR REPRESENTATIONS (OTHER THAN THE REPRESENTATIONS MADE HEREIN) OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, AS TO
(a) MATTERS OF TITLE (OTHER THAN THE WARRANTY OF TITLE UNDER THE DEED TO BE DELIVERED AT CLOSING), (b) ZONING, (c) TAX CONSEQUENCES, (d) PHYSICAL OR ENVIRONMENTAL CONDITIONS, (e) AVAILABILITY OF ACCESS, INGRESS OR EGRESS, (f) OPERATING HISTORY OR PROJECTIONS, (g) VALUATION, (h) GOVERNMENTAL APPROVALS, (i) GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROJECT, INCLUDING, WITHOUT LIMITATION: (i) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE PROJECT, (ii) THE MANNER OR QUALITY OF THE CONSTRUCTION OR THE MATERIALS INCORPORATED INTO ANY OF THE PROJECT, AND (iii) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROJECT. PURCHASER FURTHER ACKNOWLEDGES THAT SELLER HAS NOT WARRANTED, AND DOES NOT HEREBY WARRANT, THAT THE PROJECT NOW OR IN THE FUTURE WILL MEET OR COMPLY WITH THE REQUIREMENTS OF ANY SAFETY CODE, ENVIRONMENTAL LAW OR REGULATION OF THE STATE OF TEXAS, THE CITY OF SAN ANTONIO, THE COUNTY OF BEXAR, OR ANY OTHER AUTHORITY OR JURISDICTION.

         Section 4.3 EXCLUDED ITEMS. NOTWITHSTANDING ANY SEEMING CONTRADICTION, IT IS AGREED AND UNDERSTOOD THAT THE PROVISIONS OF THIS ARTICLE IV ARE LIMITED SO AS TO NOT BE CONSTRUED AS DIMINISHING OR NEGATING (a) SELLER'S RESPONSIBILITY FOR ANY REPRESENTATIONS PROVIDED IN ARTICLE VIII HEREOF (BUT ONLY TO THE EXTENT EXPRESSLY PROVIDED AND FOR THE DURATION STATED), AND (b) ANY WARRANTY OF TITLE SET FORTH IN THE DEED TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING.

         Section 4.4 INCORPORATION INTO DEED. IT IS AGREED AND UNDERSTOOD THAT THE TERMS AND PROVISIONS OF THIS ARTICLE IV SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE THEREIN AND SHALL BE INCORPORATED INTO THE DEED TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING.


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                                    ARTICLE 5

                            Survey and Title Matters

         Section 5.1 Survey. Within five (5) days from the effective date of this Contract, the Seller shall deliver or cause to be delivered to Purchaser an as-built survey ("Survey") of the Project, bearing a current or updated certificate, containing a metes and bounds description of the Land. The Survey shall be sufficient to permit the Title Company, at Purchaser's sole option and expense, to modify the standard printed exception in the Owner Policy of Title Insurance pertaining to discrepancies in area or boundary lines, encroachments, overlapping of improvements, or similar matters (herein called the "Survey Exception"). The Survey shall indicate the location of all improvements on the Land, if any. The Survey shall be staked on the ground, shall comply with the standards of a Category 1-A, Condition II survey as specified by the latest edition of the Manual of Practice for Land Surveying published by the Texas Surveyors Association. In addition, the Survey shall (i) reflect the actual dimensions of, and area within, the Land, the location of any easements, setback lines, encroachments, or overlaps thereon or thereover, and the outside boundary lines of all Improvements, (ii) identify by recording reference all easements, setback lines, and other matters referred to on the Title Commitment, (iii) include the surveyor's registered number and seal, and the date of the Survey,
(iv) reflect the roads and highways and accessability to and from the Land from a publicly dedicated street or road, (v) reflect whether any area within the Land has been designated by the Federal Insurance Administration, the Army Corps of Engineers, or any other governmental agency or body as being subject to special or increased flooding hazards, or that is otherwise a flood hazard area by reference to the applicable Federal Emergency Management Agency Flood Insurance Rate Map, and (vi) reflect all improvements and building lines. The surveyor's certificate shall be in a form and content reasonably acceptable to Purchaser. The cost of the Survey shall be borne solely by Seller.

         Section 5.2 Title Commitment - Review. Within five (5) days from the effective date of this Contract, the Seller shall furnish to the Purchaser a current commitment ("Title Commitment") for the issuance of an Owner's Policy of Title Insurance to the Purchaser from Chicago Title Insurance Company ("Title Company"), together with true, correct and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment. Purchaser shall have a period of ten (10) days from the last to be delivered of each of the Survey and Title Commitment in which to review such items and to deliver to Seller in writing such reasonable objections as Purchaser may have to anything contained or set forth in the Title Commitment, title exception documents or Survey. Any items to which Purchaser does not object within such period shall be deemed to be permitted exceptions ("Permitted Exceptions"). In the event Purchaser timely objects to any matter contained in the Title Commitment, title exception documents and/or the Survey as hereinabove provided, Seller shall have a reasonable period of time after receipt of Purchaser's objections within which Seller may attempt to cure such objections specified as aforesaid by Purchaser, provided, however, Seller shall be under no obligation to incur any costs whatsoever in connection with such cure, except

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to pay off any hens voluntarily created by Seller or created in connection with work performed on, or materials delivered to, the Project on Seller's behalf.

         Section 5.3 Title Policy. At Closing, the Seller shall cause the Title Company to modify (by interlineation or otherwise) the Title Commitment so as to then reflect a current commitment by the Title Company to issue to Purchaser an Owner's Policy of Title Insurance (the "Title Policy") on the standard form in use in the State of Texas, insuring good and indefeasible title to the Land and Improvements in the Purchaser, subject only to the Permitted Exceptions and the standard printed, exceptions, except:

                  (a) The exception relating to restrictions against the Project shall be deleted, except for such restrictions as may be included in the Permitted Exceptions; and


                  (b) The exception relating to ad valorem taxes shall except only to standby fees and taxes owing for the current and subsequent years and subsequent assessments for prior years due to change in land usage or ownership.

Without limiting the foregoing, Purchaser acknowledges and agrees that, to the extent Purchaser desires the Survey Exception to be modified in the Title Policy, such shall be undertaken at the sole expense of Purchaser. The standard premium for the Title Policy shall be paid for by Seller, at Closing, as a closing statement debit.

                                    ARTICLE 6

                               Informational Items

         Section 6.1 Submission Items. Within three (3) days from the effective date of this Contract, Seller shall, at Seller's sole cost and expense, deliver to Purchaser, to the extent available to Seller, copies of. (a) a current rent roll ("Rent Roll") with respect to each of the Leases showing the (i) suite number, (ii) name of tenant, (iii) approximate number of square feet contained in such suite, (iv) the monthly rental, (v) the commencement and termination dates of the lease, (vi) the amount of such tenant's security deposit, (vii) the date through which the tenant's rental is paid, (viii) any prepaid or delinquent rents, (ix) the amount and description of any cash rebate, free rent, or other tenant concession (whether previously or promised for the future), (x) renewal options, if any, and (xii) unpaid brokerage commissions, if any, attributable to the lease; which rent roll shall be certified by an authorized officer of Seller's management company, as being true, complete and correct in all material respects as of the date shown on the rent roll; (b) the Miscellaneous Contracts;
(c) income and expense statements broken down on a monthly basis showing all income and all expenses incurred and/or accrued, including, but not limited to, utility, tax, insurance and maintenance costs, associated with the ownership and operation of the Project for the period of ownership of the Project by Seller (provided, however, Seller's submission of a copy of the general ledger is sufficient to satisfy this requirement); (d)

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copies of all plans and specifications for Improvements in Seller's possession;
(e) true, correct, legible and complete copies of fully executed Leases, including, without limitation, all amendments or addenda thereto; (f) to the extent of Seller's possession, all licenses and permits with respect to the ownership and operation of the Project, including, without limitation, building permits, notices of completion, certificates of completion and certificates of occupancy for the Improvements; (g) to the extent of Seller's possession, copies of all reports or studies (including, without limitation, appraisals, engineering reports, inspection reports, soil tests, soil reports, environmental reports and evaluations, and all other reports, tests, and studies) pertaining to the development, construction, maintenance, or operation of the Project in Seller's, or Seller's management company's, possession or control; (h) to the extent of Seller's possession, copies of all real estate and personal property tax statements and valuation notices for the Project for 1995 and 1996; (i) all other pertinent information in Seller's possession relating to the Project. Seller warrants and represents that the information contained in items (a), (b),
(c), and (e) is true, correct and complete in all material respects. SELLER EXPRESSLY MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION FURNISHED TO PURCHASER PURSUANT TO ITEMS (d),
(f), (g), (h), AND (i), AND, FURTHER, PURCHASER HEREBY AGREES THAT SUCH INFORMATION SHALL BE PROVIDED ON AN "AS IS" BASIS AND SELLER SHALL HAVE NO OBLIGATION TO COMPILE OR UPDATE SUCH DATA OR REPORTS.

         In the event Seller delays in providing any of the material described in the above paragraph, the Inspection Period (defined below) shall be extended by tile number of days equal to the number of days Seller delays in providing said material past said three day period.

                                    ARTICLE 7

                              Inspection and Audit

         Section 7.1 Scope of Inspection. The Seller agrees that Purchaser shall be entitled to enter upon the Project and to conduct such inspections and audits as Purchaser may desire, including, without limitation, engineering and economic feasibility studies, provided, however, (a) Purchaser shall provide Seller at least twenty-four (24) hours prior written notice of its election to conduct any such on-site inspection; (b) Purchaser shall not enter any suite except under the supervision of Seller or one of Seller's management representatives; and (c) Purchaser shall not undertake any invasive testing procedures with respect to the Improvements or any portion of the Project without Seller's prior written permission which shall not be unreasonably withheld or delayed. In undertaking any inspection hereunder, Purchaser will treat, and will cause any representative of Purchaser to treat, all information obtained by Purchaser pursuant to the terms of this Contract as strictly confidential. Further, in the event Purchaser refuses or is unable to close under this Contract, Purchaser shall keep confidential all information obtained pursuant to this Contract and shall not disclose such information to anyone without the prior written consent of Seller. Further, in the event Purchaser refuses or is unable to close under this

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Contract, for any reason whatsoever, any and all studies or tests, including, but without limitation, soil tests, topographical information, structural tests, engineering and economic feasibility studies or other similar preliminary work, shall immediately be delivered to Seller and thereafter become the sole property of Seller, upon payment to Purchaser by Seller of all amount equal to the out-of-pocket expenses incurred by Purchaser for the same.

         Section 7.2 Indemnity. Purchaser hereby indemnities and holds Seller harmless from and against any loss, damage, injury, claim or cause of action Seller may suffer or incur as a direct result of the presence on the Project of Purchaser, Purchaser's agents or independent contractors, including, without limitation, (i) any and all attorneys' fees incurred by Seller as a result of a claim relating to such matters, or (ii) any mechanics' or materialmen's liens imposed against all or any portion of the Project by a party claiming to be performing an inspection or audit on Purchaser's behalf during the term of this Contract.

         Section 7.3 Inspection Period. The Purchaser shall have thirty (30) days from the effective date hereof (the "Inspection Period") within which to make any and all inspections of the Project and audits as Purchaser may desire. In the event Purchaser shall notify Seller in writing on or before the expiration of the Inspection Period that Purchaser, for any reason whatsoever, does not desire to consummate this Contract, then, and in such event, this Contract shall terminate, whereupon the Earnest Money shall be immediately returned to the Purchaser by the Title Company (except to the extent of $100.00, which shall be paid to Seller as independent contract consideration for Seller entering into this Contract), and the parties hereto shall have no further obligations to the other hereunder except pursuant to the indemnity provisions of Section 7.2 and Section 13.2 hereof. Absent Purchaser's timely written notice to Seller of Purchaser's election to so terminate this Contract as aforesaid, then, and in such event, Purchaser shall have waived any and all claim whatsoever to terminate this Contract pursuant to this Article 7, and shall proceed to a Closing hereunder.

                                    ARTICLE 8

                            Performance of Finish-Out

         Section 8.1 Seller's Finish-Out Obligation. During the term of the Lease, Seller must substantially complete the Seller's Improvements. As used herein, the term "Seller's Improvements" shall mean the finish-out of the portion of the Improvements (the "Warehouse Space") depicted on Exhibit "D", attached hereto and made a part hereof for all purposes, so that the Warehouse Space is "finished out" to a standard of quality that is consistent with either the space in the Improvements occupied by Seller for office purposes, or the space occupied by other presently existing tenants for retail purposes.

         Section 8.2 Letter of Credit. At the Closing (as hereafter defined) Seller shall deliver to Purchaser an irrevocable standby Letter of Credit (the "Letter of Credit") in the form attached hereto as Exhibit "E" to secure completion of Seller's Improvements. Upon completion of

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Seller's Improvements, Purchaser shall return the original Letter of Credit to
Seller. Purchaser's covenant to return the Letter of Credit upon completion of Seller's Improvements shall survive the Closing.

                                    ARTICLE 9

                            Environmental Provisions

         Section 9.1 Environmental Definitions. As used herein, the term "Applicable Environmental Laws" shall mean any local, state or federal law, rule or regulation, pertaining to environmental regulation, contamination, cleanup or disclosure, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Resource, Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499 100 Stat. 1613), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C.
Section 1101 et seq.) and all amendments of the foregoing, or any state super lien or environmental clean-up or disclosure statutes. As used herein, the term "Hazardous Substances" shall mean all substances and materials which are included under or regulated by any Applicable Environmental Law together with asbestos, polychlorinated biphenyls, petroleum products and raw materials which include hazardous constituents.

         Section 9.2 Inspection by Purchaser. Purchaser acknowledges that Seller is providing Purchaser with an opportunity to thoroughly inspect the Project during the Inspection Period for all purposes, including, any concerns with respect to any past, current or future violation of Applicable Environmental Laws or with respect to the presence, either now or in the past, of any Hazardous Substances at the Project. As additional consideration for the transaction contemplated by this Contract, Purchaser agrees that it will provide to Seller immediately following the receipt of same by Purchaser copies of any and all reports, tests or studies relative to the Project and involving, directly or indirectly, Applicable Environmental Laws or the presence or absence of Hazardous Substances at the Project.

                                   ARTICLE 10

                    Casualty or Condemnation Prior to Closing

         Section 10.1 Casualty. In the event the Improvements should be damaged by any casualty prior to Closing, and the cost of repairing such damage, as estimated by an independent third party insurance adjuster, is:

                  (a) less than or equal to FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), then the Seller shall assign all of Seller's interest in and to any insurance

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         proceeds received or to be received by Seller by virtue of such casualty, together with the amount of any applicable deductible under such insurance policy; or

                  (b) more than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), then either Seller or Purchaser may elect to terminate this Contract within ten (10) days of such casualty whereupon Purchaser shall immediately be provided a full refund of the Earnest Money and neither party hereto shall owe any further obligations one to the other hereunder, excepting only the indemnity provisions in Section 7.2 and
         Section 13.2 hereof. If neither party elects to so terminate this Contract, then the Closing shall occur as scheduled, whereupon Seller shall assign all of Seller's interest in and to any insurance proceeds received or to be received by Seller by virtue of such casualty, together with the amount of any applicable deductible under such insurance policy.

         Section 10.2 Condemnation. In the event of a taking by condemnation or similar proceedings or actions of all or any portion of the Project, Purchaser shall have the option to terminate this Contract upon written notice to Seller within ten (10) days of such condemnation, in which event the Earnest Money shall be promptly refunded by the Title Company to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder except with respect to the indemnities provided in Section 7.2 and Section 13.2. If Purchaser does not exercise its option to so terminate this Contract, then the Contract shall remain in full force and effect and Seller shall assign or pay to Purchaser at Closing Seller's interest in and to any and all condemnation awards or proceeds from any such proceedings or actions in lieu thereof.

                                   ARTICLE 11

                     Seller's Representations and Covenants

         Section 11. Representations. Seller makes the following representations, as of the date of this Contract:

                  (a) Title. Seller owns, or shall at Closing own, good and indefeasible title to the Land and Improvements.

                  (b) Authority. Seller is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform this Contract. Each person executing this Contract on behalf of Seller warrants that he/she has all requisite authority to do so.

                  (c) Foreign Investor Disclaimer. Seller is not a "foreign person", as such term is defined in Section 1445 of the Internal Revenue Code of 1954, as amended, and the regulations promulgated thereunder ("Code"), and the sale of the Project is not subject to the federal income tax withholding requirements of such section of the Code.


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                  (d) No Litigation. No actions, suits, investigations,
         litigation, bankruptcy, reorganization or other proceedings are pending at law or in equity or before any federal, state, territorial, municipal or other government department, commission, board, bureau, agency, courts or instrumentality, or to the best of Seller's knowledge, are threatened in writing against or affecting Seller which would prohibit Seller from selling the Project.

                  (e) No Options. To the best of Seller's knowledge, the Project is not subject to any outstanding agreement(s) of sale, option(s) or other right(s) of third parties to acquire any interest therein.

                  (f) Seller has received no notice that the Project is in violation of, or subject to any existing, pending, or threatened investigation or inquiry by any Authority or any remedial obligations under any applicable laws, statutes, regulations, rules, ordinances, codes, permits or orders of any governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, the State of Texas and its political subdivisions and all applicable judicial, administrative and regulatory decrees and judgments pertaining to the protection of health or safety or the environment ("Governmental Laws").

                  (g) To the best of Seller's knowledge, there are no leases affecting the Project, oral or written, except the Leases delivered to Purchaser pursuant to Section 6.1 hereof Copies of the Lease delivered to Purchaser prior to the date hereof are true, correct and complete copies thereof. All Leases are in full force and effect in all material respects. Except for the Tenants under the Leases and Seller, there are currently no other parties in possession of the Project.

                  (h) To the best of Seller's knowledge, there are no Miscellaneous Contracts or other contracts or agreements affecting the Project, oral or written, except those delivered to Purchaser pursuant to Section 6.1 hereof. To the best of Seller's knowledge, all the Miscellaneous Contracts are in full force and effect in all material respects in accordance with their respective terms. To the best of Seller's knowledge, the copies of the Miscellaneous Contracts delivered to Purchaser are true, correct and complete copies thereof.

                  (i) There are no employees of Seller engaged in the operation or maintenance of the Project for whom Purchaser will be responsible after Closing.

                  (j) Seller's Knowledgeable Party (as defined herein) has received no notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to the Project, and none has occurred.

                  (k) To the best of Seller's knowledge, the Project has not been damaged by fire or other casualty except for such damage which has been fully repaired and restored prior to the date of this Agreement and Seller's knowledge, Party has received no notice from any insurance carrier of defects or inadequacies in the Project which if not corrected would result in termination of insurance coverage or increase its cost in any material respect.

For purposes of this Contract, the phrase "to the best of Seller's knowledge" shall mean the actual conscious knowledge of Mr. Mark Pearson ("Seller's Knowledgeable Party"). The phrase does not obligate Seller's Knowledgeable Party to make any investigation or inquiry, but does obligate Seller to make a reasonable inquiry of Seller's Knowledgeable Party to determine if he has knowledge relating to any of the representations or warranties made in this
Section 7.1.

         Section 11.2 No Survival. It is expressly understood and agreed that each and every representation or warranty included within this Contract shall only remain viable during the term of this Contract and, upon the effectuation of Closing, shall merge into the documents of Closing and thereafter have no further force or effect.

         Section 11.3  Covenants of Seller.  Seller hereby covenants as follows:

                  (a) During the term of this Agreement, Seller shall not offer the Project for sale, or in any way affect the condition of the title of the Project without the prior written approval of the Purchaser.

                  (b) Between the date hereof and the Closing, Seller shall fulfill all of its obligations under all Miscellaneous Contracts in all material respects, and will not enter into any new contractual obligations relating to the Project that may not be terminated on thirty (30) days notice.

                  (c) Seller shall immediately notify Purchaser of any material change, which Seller's Knowledgeable Party knows of, from the date hereof to the Closing Date with respect to fire damage, casualty or condemnation of the Project.

                  (d) Seller will cause fire and extended coverage insurance relating to the Project to be maintained in full force and effect at an amount not less than the full replacement cost of the Project.

                  (e) Seller will cause the Improvements and Personal Property to be maintained in the condition in which they exist as of the date of this Contract, except for normal wear and tear.

                  (f) Seller will continue to maintain, operate and manage the Project in substantially the same manner that Seller has heretofore maintained and operated the Project.

                  (g) Seller agrees to cooperate with Purchaser's lender and to provide such financial or other information to Purchaser's lender regarding ownership and operation of the Project as Purchaser's lender may reasonably request.

                                   ARTICLE 12

                                     Closing

         Section 12.1 Time and Place. The exchange of documents and funds (the "Closing") hereinafter described shall take place at 10:00 a.m. San Antonio, Texas time at the offices of Chicago Title Insurance Company at 14607 San Pedro, San Antonio, Texas 78232. The date of Closing ("Closing Date") shall be the sixtieth (60th) day following the expiration of the Inspection Period, or on such earlier date as may be mutually agreed to.

         Section 12.2 Seller Delivery. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller's sole cost and expense, each of the following items:

                  (a) A Special Warranty Deed (the "Deed") duly executed and acknowledged by Seller, and in form for recording, conveying good and indefeasible title in the Land and Improvements to Purchaser, subject only to the Permitted Exceptions.

                  (b) A Blanket Conveyance, Bill of Sale and Assignment ("Blanket Conveyance"), duly executed by Seller, quitclaiming (without any warranty whatsoever) and assigning to Purchaser all of Seller's rights, title and interest, if any, in the Trade Name and in all Miscellaneous Contracts.

                  (c) The final revised Title Commitment in the form specified in Section 5.3 hereof, with the premium for the Title Policy having been paid by Seller as a debit on Seller's Closing Statement.

                  (d) A Certification as to Non-Foreign Status of Seller.

                  (e) A lease agreement (the "Lease") in the form attached hereto as Exhibit "C", duly executed by Seller.

                  (f) The Letter of Credit, duly executed by Seller.

                  (g) An Assignment of Tenant Leases and Assumption Agreement in a form approved by Seller and Purchaser prior to the expiration of the Inspection Period, fully executed by Seller, assigning, conveying and transferring to Purchaser all of the Leases referred to therein.

                  (h) An updated and certified Rent Roll dated not earlier than five (5) days prior to Closing.

                  (i) Tenant estoppel certificates from all tenants under the Leases.

                  (j) All additional documents and instruments as in the mutual and reasonable opinion of Seller's and Purchaser's counsel are reasonably necessary to the proper consummation of this transaction.

         Section 12.3 Purchaser Delivery. At the Closing, Purchaser, at Purchaser's sole cost and expense, shall deliver to Seller the following items:

                  (a) The Purchase Price in the amount and manner required by
         Section 2.1 hereof;

                  (b) Purchaser's executed version of the Blanket Conveyance assuming all obligations accruing under the Miscellaneous Contracts from and after the Closing Date;

                  (c) The Lease executed by Purchaser;

                  (d) Assignment of Tenant Leases and Assumption Agreement in a form approved by Seller and Purchaser prior to the expiration of the Inspection Period, fully executed by Purchaser, assigning, conveying and transferring back to Seller all of the Leases referred to therein;

                  (e) Such evidence or documents as may reasonably be required by the Seller or the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of the Purchaser in connection with the sale of the Property.

         Section 12.4 Possession. Possession of the Project shall be delivered to Purchaser by Seller at the Closing, subject only to the Lease and Such rights of others as have been expressly disclosed herein.

         Section 12.5 Reporting Person. Each of Seller and Purchaser hereby designate the Title Company as the "Reporting Person" as such term is utilized in Section 6045 of the Code and regulations thereunder. Purchaser agrees to provide the Title Company with such information as may be required for the Title Company to file a Form 1099 or other required form relative to the Closing with the Internal Revenue Service. A copy of the filed Form 1099 or other filed form shall be provided to Seller and Purchaser simultaneously with its being provided to the Internal Revenue Service.

         Section 12.6 Costs and Expenses. All costs and expenses in connection with the transaction contemplated by this Contract shall, except as otherwise expressly provided herein, be borne by Seller and Purchaser in the manner in which such costs and expenses are customarily allocated between the parties at closings of the purchase or sale of real property similar to the Project in the San Antonio, Texas area.

                                   ARTICLE 13

                             Real Estate Commission

         Section 13.1 Commission. Seller and Purchaser covenant and agree one with the other that no real estate commissions, finders' fees or brokers' fees have been or will be incurred in connection with the Contract or the sale contemplated hereby, except for a commission (the "Commission") to CB Commercial Real Estate ("Broker") equal to four percent (4%) of the Purchase Price, which Commission shall be payable in accordance with a separate commission agreement executed by and between Seller and Broker.

         Section 13.2 Indemnity. Each party hereto represents to the other that, except as set forth above in the immediately preceding Section, such respective party has not authorized any broker or finder to act on such party's behalf in connection with the sale and purchase hereunder. Each party hereto agrees to indemnify and hold harmless the other party from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding (except as set forth in the immediately preceding Section) alleged to have been made by such party with any broker or finder in connection with this Contract or the transaction contemplated hereby. This obligation shall survive the Closing or any earlier termination of this Contract.

         Section 13.3 Title. Purchaser acknowledges that, at the time of execution of this Contract, the Broker advised Purchaser that Purchaser should have the abstract covering the Project examined by an attorney of Purchaser's own selection or that Purchaser should be furnished with or obtain a policy of title insurance.

                                   ARTICLE 14

                               Remedies of Default

         Section 14.1 Seller Default. In the event all conditions of this Contract are satisfied by Purchaser in all material respects (if Purchaser's obligation) or waived and in the event all covenants and agreements to be performed by Purchaser prior to Closing are fully performed in all material respects, and in the further event that performance of this Contract is tendered by the Purchaser and the sale is not consummated through default on the part of the Seller on the Closing Date, then Purchaser shall be entitled to either (i) enforce specific performance hereunder, or (ii) the return of the Earnest Money and to seek recovery of its actual and reasonable out-of-pocket expenses incurred in this transaction, said expenses not to exceed

$50,000.00. The remedies set forth in this Section 14.1 shall be Purchaser's sole and exclusive remedies.

         Section 14.2 Purchaser Default. In the event of Purchaser's default hereunder, Purchaser shall immediately deliver to Seller au information delivered by Seller to Purchaser in accordance with Section 6.1. Further, the Earnest Money shall in such event be paid to the Seller by the Title Company, as liquidated damages for the Purchaser's default. Such amount is agreed upon by and between the Seller and the Purchaser as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights or remedies shall in any case be collectible, enforceable or available to the Seller other than in this
Article 14 defined, but the Seller shall accept said cash payment as the Seller's total damages and relief by virtue of Purchaser's default hereunder. THE REMEDIES SET FORTH IN THIS SECTION 14.2 SHALL BE SELLER'S SOLE REMEDIES; PROVIDED, HOWEVER, THE INDEMNITIES PROVIDED IN SECTIONS 7.2 AND 13.2 HEREOF AND ANY SUMS DUE PURSUANT TO SECTION 15.10 HEREOF SHALL CONSTITUTE SEPARATE AGREEMENTS AND CAUSES OF ACTION IN ADDITION TO ANY LIQUIDATED DAMAGES DESCRIBED HEREINABOVE.

                                   ARTICLE 15

                                  Miscellaneous

         Section 15.1 Notices. All notices, demands, or other communications of an type (herein collectively referred to as "Notices") given by the Seller to the Purchaser or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transactions contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this
Section 15.1. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person (provided that such delivery is confirmed by the courier delivery service), or by expedited delivery service with proof of delivery, or by United States mail, postage prepaid, as a Registered or Certified item, Return Receipt Requested. Notices delivered by personal delivery shall be deemed to have been given at the time of such delivery and notices delivered by mail shall be effective when deposited in a Post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed and addressed, as provided below. Notice may additionally be provided by facsimile transmission so long as a copy of such notice is simultaneously forwarded by one of the other means described above. Facsimile notice shall be effective upon receipt at the facsimile station indicated below. The proper address and facsimile number for Purchaser is as follows:

                                    John D. Byram
                                    JDB Real Properties, Inc.
                                    510 South Congress, Suite 400
                                    Austin, Texas 78704
                                    Fax No. (512) 474-5213
                                    Phone No. (512) 474-4242
with copy to:                       William D. Brown
                                    Sneed, Vine & Perry
                                    901 Congress Ave.
                                    Austin, Texas 78701
                                    Fax No. (512) 476-1825
                                    Phone No. (512) 476-6955

The proper address and facsimile number for Seller is as follows:

                                    Eye Care Centers of America, Inc.
                                    11103 West Avenue
                                    San Antonio, Texas 78213-1392
                                    Fax No. (210) 524-6996
                                    Phone No. (210) 340-3531

with copy to:                       James M. McDonough
                                    Cox & Smith Incorporated
                                    112 E. Pecan Street, Suite 1800
                                    Fax No. (210) 226-8395

Any party hereto may change the address for notice specified above by giving the other party ten (10) days' advance written notice of such change of address.

         Section 15.2 Confidentiality. Seller, Purchaser, Broker and Title Company agree not to cause any public announcements to be made of the execution of this Contract or the Closing of this transaction, and further agree not to disclose to any party the Purchase Price payable hereunder. Seller and Purchaser further agree not to disclose to any unrelated third party, any of the facts concerning the execution and delivery of this Contract or the consummation of the purchase and sale contemplated hereby. Notwithstanding the foregoing, Seller, Purchaser or Title Company may disclose any aspect of this transaction to any governmental agency, or any officer thereof , upon proper request or requirement therefor, where required, in accordance with applicable law.

         Section 15.3 Effective Date. For purposes of determining the time for performance of various obligations under this Contract, the effective date of this Contract shall be the later of the date this Contract is last executed by Seller or Purchaser.

         Section 15.4 Successors and Assignment. This Contract shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, and permitted successors and assigns. The rights of Purchaser under this Contract are not assignable without the prior written consent of Seller, which consent may be granted or withheld at Seller's sole discretion. Notwithstanding the preceding sentence, Purchaser may assign its rights under this Contract to any Affiliate. For the purposes of this Contract, the term "Affiliate" shall mean, (a) any Person who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or under common control with, Purchaser; (b) any Related Person of Purchaser. The term "Person" shall mean an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate or joint venture. The term "Related Person" shall mean any Person directly or indirectly owning ten (10%) percent or more of the outstanding voting Common Stock of Purchaser. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         Section 15.5 No Recordation. Seller and Purchaser hereby acknowledge that neither this Contract nor any memorandum or affidavit thereof shall be recorded of public record in Bexar County, Texas or any other County in Texas. Should Purchaser ever record or attempt to record this Contract, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Contract by filing a notice of said termination in the applicable real property records for Bexar County, Texas.

         Section 15.6 Governing Law. THIS CONTRACT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE OBLIGATIONS OF THE PARTIES HERETO ARE AND SHALL BE PERFORMABLE IN THE COUNTY WHEREIN THE PROJECT IS LOCATED. BY EXECUTING THIS CONTRACT, EACH PARTY HERETO EXPRESSLY (a) CONSENTS AND SUBMITS TO PERSONAL JURISDICTION CONSISTENT WITH THE PREVIOUS SENTENCE, (b) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE THAT SUCH VENUE IS NOT PROPER OR CONVENIENT, AND (c) CONSENTS TO THE SERVICE OF PROCESS IN ANY MANNER AUTHORIZED BY TEXAS LAW. ANY FINAL JUDGMENT ENTERED IN AN ACTION BROUGHT HEREUNDER SHALL BE CONCLUSIVE AND BINDING UPON THE PARTIES HERETO.

         Section 15.7 No Oral Modification. This Contract may not be modified or amended, except by an agreement in writing signed by both the Seller and the Purchaser.

         Section 15.8 No Oral Waiver. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.

         Section 15.9 Time of Essence. Time is of the essence of this Contract.

         Section 15.10 Attorneys' Fees. In the event it becomes necessary for either party hereto to file a suit to enforce this Contract or any provisions contained herein, the party prevailing in such action shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and court costs incurred by such prevailing party in such suit.

         Section 15.11 Headings. The descriptive headings of the various Articles and Sections contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         Section 15.12 Contract as Offer. Seller's execution of this Contract and provision of same to Purchaser shall be deemed an offer to sell the Project consistent with the terms and provisions of this Contract. To the extent Purchaser should fail to execute this Contract and return an original signed version of same back to Seller within three (3) days of Seller's execution of this Contract, then such offer shall be deemed rescinded without further action by Seller.

         Section 15.13 Total Agreement. This Contract constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Contract.

         Section 15.14 Partial Invalidity. If any clause or provisions of this Contract is or should ever be held to be illegal, invalid, or unenforceable under any present or future law applicable to the terms hereof , then and in the event, it is the intention of the parties hereto that the remainder of this Contract shall not be affected thereby, and that in lieu of each such clause or provision of this Contract that is illegal, invalid, or unenforceable, there be added as a part of this Contract a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

         Section 15.15 Counterpart Execution. To facilitate execution, this Contract may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Contract to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

         Section 15.16 Holidays. In the event that the date upon which any duties or obligations hereunder to be performed shall occur upon a Saturday, Sunday or legal holiday, then, in such event, the due date for performance of any duty or obligation shall thereupon be automatically extended to the next succeeding business day.

         Section 15.17 1031 Exchange. Seller agrees to cooperate with Purchaser in effecting for the benefit of Purchaser, or an entity affiliated with Purchaser or Purchaser's assignee, a simultaneous or delayed like-kind exchange of real property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and similar provisions of applicable state law. Seller agrees to execute such further documents as are reasonably necessary to effect a Section 1031 exchange for the benefit of Purchaser (or Purchaser's affiliate or assignee) provided that Seller shall not be obligated to delay the Closing, and all additional costs in connection with exchange shall be borne by the Purchaser (or Purchaser's affiliate or assignee). Seller will incur no personal or corporate liability with respect to any such exchange documentation.

         EXECUTED on this the 29th day of May, 1997 by Purchaser.

                                        JDB REAL PROPERTIES, INC.,
                                        a Texas corporation


                                        By:/s/ Gary D. Stillwell
                                           -----------------------------------
                                        Gary D. Stillwell, President

         EXECUTED on this the            day of May, 1997 by Seller.
                              -----------

                                       EYE CARE CENTERS OF AMERICA, INC.
                                       a Texas corporation


                                       By: /s/ Mark Pearson
                                       ----------------------------------------
                                       Printed Name:  Mark Pearson
                                                    ---------------------------
                                       Title:  Chief Financial Officer
                                       ----------------------------------------

The Contract has been received by the Title Company this the 30th day of June, 1997. The undersigned Title Company agrees to be bound by the provisions of this Contract, including those described in Article 3 hereof

                                       CHICAGO TITLE INSURANCE COMPANY



                                       By:  /s/ Carol Reiss
                                       ----------------------------------------
                                       Printed Name:   Carol Reiss
                                                   ----------------------------
                                       Title:Escrow Officer
                                       ----------------------------------------

                         BROKER'S AGREEMENT RELATING TO
                   CONTRACT FOR PURCHASE AND SALE ("CONTRACT")
                              DATED MAY        , 1997
                                       --------
                                 By and Between
                     Eye Care Center of America, as Seller,
                                       and
                         Byram Properties, as Purchaser,
            Pertaining to Project in San Antonio, Bexar County, Texas


Although not a party to the foregoing Contract, Broker hereby approves, and agrees to be bound by, the terms and provisions of Section 14.2 pertaining to nondisclosure and Section 12.1 pertaining to the amount and manner of payment of the real estate sales commission, and Broker agrees to accept such commission in full and complete satisfaction of all fees, commissions or other compensation due Broker in connection with the purchase and sale of the Property. Additionally, Broker hereby approves and agrees to be bound by the terms of
Section 12.3.

                                         BROKER:

                                         CB COMMERCIAL REAL ESTATE



                                         By:
                                            -----------------------------------
                                         Printed Name:
                                                      -------------------------
                                         Title:
                                               --------------------------------
                                         License No.:
                                                     --------------------------

                                   EXHIBIT "A"

                                Land Description

An approximately 68,434 net rentable square foot office building located at 11103 West Avenue, San Antonio, Texas, legally described as Lot 28, Block 38, NCB 11754 San Antonio, Bexar County, Texas.

                                    EXHIBIT B

All heating, ventilating and air conditioning equipment used in connection with the Improvements

                                   EXHIBIT "C"
                           COMMERCIAL LEASE AGREEMENT

         THIS LEASE AGREEMENT (this "lease" or "Lease"), made and entered into by and between JDB REAL PROPERTIES, INC., a Texas corporation ("Landlord"), and EYE CARE CENTERS OF AMERICA, INC., a Texas Corporation ("Tenant");

                              W I T N E S S E T H:

         1.       Premises and Term and Condition of Premises.

                  A. In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions and covenants hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Landlord, for the term stated herein, certain Premises situated within the County of Bexar, State of Texas, more particularly described on Exhibit "A" attached hereto and incorporated herein by reference, together with all rights, privileges, easements and appurtenances belonging to or in any way pertaining to the Premises and together with the buildings and other improvements situated upon said Premises (said real property, buildings and improvements hereinafter referred to as the Premises), subject to all leases pertaining to the Premises, recorded or unrecorded, existing as of the date hereof (the Existing Leases").

                  B. TO HAVE AND TO HOLD, subject to the Existing Leases, the same for a term commencing on __________, 1997 (the "Commencement Date"). The term of this Lease (the "Term") shall begin on the Commencement Date and continue until __________, 2012 (the "Termination Date").

         2.       Rent.

                  Tenant agrees to pay to Landlord rent (the "Rent") for the Premises in advance, without demand, as follows (the rental payment for any fractional calendar month during the lease period being prorated):

                  (1) From the Commencement Date, the Rent shall accrue at the rate of, and be payable in regularly and monthly payments of, $46,750.00 per month, said payments to be adjusted pursuant to subparagraph 2(A)(2) below. The first payment of rent shall be due on the Commencement Date. Thereafter, payments shall be due on the first day of each calendar month, commencing on the first day of the month succeeding the month in which the Commencement Date occurs, until the Termination Date.

                  (2) On each of __________, 2000; __________, 2003; __________,
2006; and __________, 2009 (each being individually referred to as an "Adjustment Date"), the amount of monthly payment of Rent shall be adjusted by multiplying the most recent amount of monthly payment of Rent by the CPI Adjustment Factor; provided, however, in no event shall the Rent, as adjusted by the CPI Adjustment Factor, be less than the Rent for the previous month. As used herein, the term "CPI Adjustment Factor" shall mean, for any Adjustment Date, the amount derived by dividing the CPI (as herein defined) most recently published as of the first day of the year of the Adjustment Date in question by the CPI most recently published as of the first day of the year of Commencement Date. For purposes hereof "CPI" means the Consumer Price Index of Urban Consumers, Dallas-Fort Worth Area (all items 1982 - 1984 = 100), published by the United States Department of Labor, Bureau of Labor Statistics (the "Bureau"). If the CPI should ever cease to be published by the Bureau during the lease term, the CPI Adjustment Factor shall be computed by using an economic index selected by Tenant, of generally recognized standing, that reflects the increase or decrease of the purchasing power of the dollar.

         3. Use. The Premises shall be used and occupied for general office purposes, retail sales, and all lawful activities related thereto, so long as such use is permitted by the existing zoning ordinances of the City of San Antonio. Tenant shall (i) at its own cost and expense obtain any and all licenses and permits necessary for any such permitted use, and (ii) comply, at Tenant's sole cost and expense, with all governmental laws, ordinances, regulations and restrictive covenants of record affecting the Premises applicable to the use of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance. Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would render the insurance thereon void or the insurance risk more hazardous.

         4.       Taxes.

                  A. Tenant agrees to pay to Landlord, as additional rent, all taxes, assessments and governmental charges of any kind and nature whatsoever (hereinafter collectively referred to as "taxes") lawfully levied or assessed against the Premises during the term of this Lease. Taxes shall include all taxes and assessments (special or otherwise) levied or assessed directly or indirectly against the Premises (land, buildings and improvements), imposed by federal, sate, or local governmental authority or any other taxing authority having jurisdiction over, the Premises. Franchise, capital stock, income, estate or inheritance taxes personal in nature to Landlord are not deemed to be taxes.

                           Landlord shall estimate the taxes referred to in this
Paragraph 4(A), and Tenant shall pay one-twelfth (1/12) thereof monthly in advance, together with the payment of the

Rent. After the end of each calendar year, Landlord shall furnish Tenant a statement in reasonable detail of the actual real estate taxes, prepared in accordance with sound accounting practices by Landlord's accounting department, and there shall be an adjustment between Landlord and Tenant, with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount of such taxes owing for such period.

                  B. Additionally, Tenant shall be liable for all taxes levied against Tenant's leasehold improvements, merchandise, inventory, equipment, furnishings, personal property, and trade fixtures. When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any such taxes for which Tenant is liable are levied against Landlord or Landlord's property, or if the assessed value of Landlord's property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises, Tenant shall also pay the taxes so levied against Landlord or associated with such increase in accordance with Paragraph 4A above. Tenant shall pay prior to delinquency any and all taxes related to Tenant's use and operation of its business on the Premises, including, but not limited to, all franchise, capital stock, income, sales, use or any other taxes levied against Tenant.

         5.       Tenant's Repairs.

                  A. Tenant shall at its own cost and expense keep and maintain the entire Premises in good condition, promptly making all necessary repairs and replacements, whether same are of a capital nature or otherwise. Tenant shall be responsible for maintaining and making the necessary repairs and replacements to all parts of the Premises, including, but not limited to, the roof, foundation, exterior structural walls, windows, glass and plate glass, doors, interior walls (structural, loadbearing or otherwise) and finish work, floor and floor covering, downspouts, gutters, heating and air conditioning systems, paving, plumbing work and fixtures. Tenant shall also be responsible for termite and pest extermination, regular removal of trash and debris, regular mowing of any grass, trimming, weed removal and general landscape maintenance, and keeping the parking areas, driveways, alleys and the whole of the Premises in a clean and sanitary condition (maintenance of the parking areas and driveways shall include, but not be limited to, repairing any and all potholes located thereon and repaving and restriping any such areas as necessary). Except as provided in Paragraph 5 below, Tenant shall not be obligated to repair any damage caused by fire or other casualty covered by the insurance to be maintained by Tenant pursuant to subparagraph 11(A) below, except that Tenant shall be obligated to repair all wind and/or other damage to glass.

                  B. Tenant shall not damage any load bearing walls of the Premises or disturb the integrity and support provided by any such wall, and shall, at Tenant's sole cost and expense, promptly repair any damage or injury to any such wall caused by Tenant or its employees, contractors, agents or invitees.

                  C. In connection with Tenant's obligations under subparagraph 5(A), Tenant shall establish, at its own cost and expense, a preventative maintenance/service program with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within the Premises. (With respect to the heating and air conditioning systems and equipment, such program shall provide for the regular replacement or cleaning of all filters incorporated into such system and equipment or associated therewith.)

                  D. In the event Tenant fails to make (or have made) the repairs and/or replacements described in this Paragraph 5 within thirty (30) days of notice of the need for said repairs and/or replacements from Landlord, or if such repairs and/or replacements are not reasonably capable of being made within said thirty (30) day period, Tenant fails to commence the making of such repairs and/or replacements within said thirty (30) days or thereafter fails to diligently pursue to completion the making of such repairs and replacements, then Landlord may enter the Premises and perform such repairs and/or replacements. In the event Landlord performs the repairs and/or replacements pursuant to this subparagraph 5(D), Tenant shall reimburse Landlord for the out-of-pocket costs and expenses incurred in connection with such repairs and/or replacements.

         6.       Alterations.

                  A. Except as provided in subparagraph 6(B), Tenant shall not make any material alterations, additions or improvements to the Premises (including but not limited to roof and wall penetrations), without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed by Landlord.

                  B. Tenant shall "finish-out" the portion of the Premises depicted on Exhibit "B" attached hereto (the "Warehouse Space") so that the Warehouse Space is finished-out to a standard of quality that is consistent with either the space in the Premises that is then occupied by Tenant for office purposes, or the space in the Premises occupied by tenants for retail purposes under the Existing Leases.

         7. Signs. Tenant and the tenants under the Existing Leases may maintain and continue to use their respective signs installed upon the Premises in the same places(s) that such signs are located upon the Premises on the date this Lease is executed by Tenant subject, however, to any applicable governmental laws, ordinances, regulations and other requirements. Tenant shall, at Tenant's sole cost and expense, remove all such signs by the termination of this Lease. Such removals shall be made in such manner as to avoid injury or defacement of the building and other improvements.

         8. Inspection. Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Premises or in order to make such repairs as may be permitted to be made by Landlord under the terms of this Lease, and for the purpose of showing the Premises to any prospective or future tenant during the last six (6) months of the term of this Lease, then-present mortgagee(s) and/or prospective purchasers or mortgagee(s); provided, however, that Landlord shall have the right, but not the obligation, to enter the Premises, without notice to Tenant, at any time during the existence of an emergency and take whatever action Landlord deems necessary, in its sole discretion, to cure and/or remedy such emergency condition or the effects thereof.

         9. Utilities. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities. All accounts relating to utilities used on or from the Premises shall be maintained in the name of Tenant. Landlord shall in no event be liable for any interruption or failure of utility services on the Premises.

         10.      Assignment and Subletting

                  A. Except as provided in subparagraph 10(B), Tenant may not assign or sublet any or all of its rights under this Lease without Landlord's prior written consent, such consent not to be unreasonably withheld or delayed.

                  B. Notwithstanding anything to the contrary in subparagraph 10(A), Tenant may, at any time, without Landlord's consent, assign or sublet any or all of its fights under, or all or any portion of the Premises covered by, this Lease so long as the express terms of the agreement pursuant to which Tenant so assigns such rights or sublets such portion of the Premises provides for monthly rental, on a per square foot basis,.of not less than ninety percent (90%) of the Per Square Foot Rent (defined below) (such an assignment or sublease being hereafter referred to as a Qualified Sublease). As used herein, the term "Per Square Foot Rent" shall mean an amount equal to the amount of monthly Rent due hereunder divided by the total number of square feet in the improvements constituting a part of the Premises

                     In connection with any Qualified Sublease, notwithstanding anything to the contrary in this Lease, Tenant may, pursuant to a separate written agreement, subsidize the payment of rent due under any Qualified Sublease, or provide to any subtenant/assignee under a Qualified Sublease such other rental concessions as Tenant and such subtenant/assignee may agree (provided, however, that no such rental concession shall be enforceable against Landlord). Such separate written agreement shall not affect the Tenant's rights under this Lease or the subtenant's/assignee's rights under such sublease/assignment.

         11.      Insurance and Liability.

                  A. Fire and Casualty Insurance. Tenant agrees to maintain at all times from and after the Commencement Date through the expiration of the term hereof standard fire and extended coverage insurance covering the improvements on the Premises in an amount not less than the full "replacement cost" thereof as such term is defined in the Replacement Cost Endorsement to be attached thereto, insuring against the perils covered by fire and extended coverage insurance policies, and against vandalism, malicious mischief, flood and special extended perils (i.e., "all risks" as such term is used in the insurance industry), such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the State of Texas for use by insurance companies admitted in such state for the writing of such insurance on risks located within such state. Subject to the provisions of paragraph 12 below, such insurance shall be for the sole benefit of Landlord and/or any Lien Holder (as defined below) and under Landlord's sole control. Certified copies of such policies, together with receipts evidencing payment of premiums therefor, shall be delivered to Landlord prior to the Commencement Date. If Tenant fails to deliver such policies or certificates on or before the Commencement Date, Landlord shall have no duty to deliver possession of the Premises to Tenant until such policies or certificates are provided, but such failure by Tenant shall not delay the Commencement Date or have any effect on Tenant's other obligations hereunder, including, without limitation, the obligation to pay Rent. Not less than fifteen (15) days prior to the expiration date of any such policies, certified copies of the renewals thereof (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby. If Tenant fails to obtain or maintain such policy of insurance, then in addition to any other remedy Landlord may have for such default, Landlord may obtain the required insurance and Tenant shall reimburse Landlord, on demand, for the cost associated therewith, together with interest on the amount paid by Landlord at the rate of ten percent (10%) per annum from the date of such payment by Landlord until payment by Tenant. Any payment to be made pursuant to this subparagraph A with respect to the calendar year in which this Lease terminates shall be prorated. Such policy or policies shall be procured by Tenant from reputable insurance companies satisfactory to Landlord.

                  B. Liability and Liability Insurance. Landlord shall not be liable to Tenant or Tenant's employees, agents, patrons, invitees, business invitees, guests or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises, resulting from and/or caused in part or whole by the negligence or misconduct of Tenant, its agents, servants, invitees, business invitees, guests or employees, or of any other person entering upon the Premises, or caused by the buildings and improvements located on the Premises becoming out of repair, or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises, or due to any cause whatsoever (except where due to Landlord's negligent acts or omissions or Landlord's willful misconduct), and TENANT HEREBY COVENANTS AND AGREES THAT IT WILL AT ALL TIMES INDEMNIFY AND HOLD SAFE AND HARMLESS THE PROPERTY, LANDLORD (INCLUDING ANY INDIVIDUALS OR ENTITIES WHICH CONSTITUTE LANDLORD), LANDLORD'S AGENTS AND EMPLOYEES FROM ANY LOSS, LIABILITY, CLAIMS, SUITS, COSTS, EXPENSES, INCLUDING WITHOUT LIMITATION ATTORNEY'S FEES AND DAMAGES, BOTH REAL AND ALLEGED, ARISING OUT OF ANY SUCH

DAMAGE OR INJURY; EXCEPT INJURY TO PERSONS OR DAMAGE TO PROPERTY TO THE EXTENT SAME IS CAUSED BY LANDLORD'S NEGLIGENT ACTIONS OR OMISSIONS OR BY LANDLORD'S WILLFUL MISCONDUCT. Tenant shall procure and maintain from the Commencement Date through the expiration of the term of this Lease a policy or policies of insurance, at its sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with; (i) the Premises; (ii) the condition of the Premises; (iii) Tenant's operations in and maintenance and use of the Premises; and (iv) Tenant's liability assumed under this Lease, the combined single limits of such policy or policies to be in the amount of not less than $1,000,000 per occurrence. Certified copies of all policies, together with receipts evidencing payment of premiums therefor, shall be delivered to Landlord prior to the Commencement Date. If Tenant fails to deliver such policies or certificates on or before the Commencement Date, Landlord shall have no duty to deliver possession of the Premises to Tenant until such policies or certificates are provided, but such failure by Tenant shall not delay the Commencement Date or have ally effect on Tenant's other obligations hereunder, including, without limitation, the obligation to pay Rent. Not less than fifteen (15) days prior to the expiration date of any described policies, certified copies of the renewals thereof (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

                  C. Business Interruption Insurance. Tenant agrees to maintain at all times from and after the Commencement Date through the expiration of the term hereof, business interruption insurance in an amount sufficient to cover the Rent and all additional rent payable under this Lease for a period of at least one (1) year.

                  D. Waiver of Subrogation. In the event the Premises or its contents are damaged or destroyed by fire or other casualty for which insurance is maintained, or an employee sustains an injury covered by any Worker's Compensation insurance maintained by Tenant (or such damage or injury is of a type for which insurance was required to be maintained under the terms of this Lease), the rights, if any of Tenant against Landlord with respect to such damage, destruction or injury are waived with respect to both, and to the extent of both, losses covered by insurance (or which should have been covered under the terms of the insurance required to be maintained by Tenant under the terms of this Lease) and losses not covered due to deductibles, coinsurance penalties, insurance carrier insolvency, disputes with the insurance carrier regarding coverage or under-insurance. All policies of fire and/or extended coverage, other insurance covering the Premises or its contents required hereunder to be maintained by Tenant shall contain a clause or endorsement providing in substance that the insurance shall not be prejudiced if the insured has waived right of recovery from any person or persons prior to the date and time of loss or damage, if any. The failure of Tenant to obtain such endorsement, however, shall not negate or otherwise adversely affect the waiver herein set forth, which waiver in all instances shall be binding upon Tenant and Tenant's respective insurers.

         E. Rating of Insurers. Insurance required hereunder shall be in companies holding "general policyholders rating" of at least "A Minus", or such other rating as may be required by a lender having a lien on the Premises, as set forth in the in the most current issue of "Best's Insurance Guide".

         F. Insurance of Sublessee's. Any insurance required to be maintained by Sublessees of the Premises shall list Landlord as an additional insured party on the policy, and copies of all certificates of such policies must be delivered to Landlord. Additionally. any insurance policies required to be maintained by tenants under the Existing Leases must be reissued, naming Landlord as an additional insured party, and a certificate of such policy (as reissued) must be delivered to Landlord.

             Not less than fifteen (15) days prior to the expiration of any of the policies described in this subparagraph 11(f), certified copies of the renewals thereof (bearing notations evidencing the 'payment of renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

         12. Fire and Casualty Damage.

             A. Tenant shall give immediate written notice to Landlord of any damage caused to the Premises by fire or other casualty.

             B. In the event the Premises shall be damaged or destroyed by fire or other casualty, Landlord at its option may either terminate this Lease or elect to rebuild and repair the Premises. Landlord shall give written notice to Tenant of its election within thirty (30) days after the date it receives notice of such casualty and if Landlord elects to rebuild and repair shall proceed to do so with reasonable diligence; provided, however, that if Landlord has not completed the repair of the Premises on or before the date which is sixty (60) days from and after the date Landlord learns of the casualty, Tenant shall be entitled to terminate this Lease at any time thereafter but prior to the date such repair and restoration is completed.

             C. Landlord's obligation to rebuild and repair under this paragraph 12 shall in any event be limited to restoring the Premises to substantially the condition in which the same existed prior to such casualty, exclusive of any alterations, additions, improvements, fixtures and equipment installed by Tenant. Tenant agrees that promptly after completion of Landlord's repairs, Tenant will proceed with reasonable diligence and at Tenant's sole cost and expense to restore, repair, and replace all alterations, additions, improvements, fixtures, signs and equipment installed by Tenant.

             D. Tenant agrees that during any period of reconstruction or repair of the Premises, it will continue to operate its business within the Premises to the extent that same is practical. During the period from the occurrence of any casualty until Landlord's repairs are completed, the rent shall be reduced to such extent as may be fair and reasonable under the circumstances.

             E. Notwithstanding anything herein to the contrary, in the event a holder of any indebtedness secured by a lien on the Premises (a "Lien Holder") requires that the insurance proceeds (or any material portion thereof) arising as the result of any fire or other casualty be applied to the indebtedness held by the Lien Holder, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after such requirement is asserted by any such lien Holder.

             F. Landlord and Tenant waive the provisions of any statutes which relate to termination of leases when leased property is destroyed and agree that such event shall be governed by the terms of this Lease.

         13. Condemnation.

             A. If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are being used, this Lease shall, at the election of either Landlord or Tenant, terminate and the rent shall be abated during the unexpired portion of this Lease, effective as of the date the physical taking of said Premises.

             B. If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in the subparagraph above, this Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

             C. All compensation awarded for any taking, or resulting from any action or proceedings in lieu thereof, whether for the whole or a portion of the Premises, shall be the sole properly of Landlord without any participation by Tenant, and Tenant hereby expressly waives all claims for compensation and hereby assigns to Landlord all rights with respect thereto; provided, however, that Tenant may claim and recover directly from the condemning authority (if permitted by law), such compensation as may be separately awarded or recovered by Tenant in Tenant's own right for moving expenses, the expense of removing Tenant's merchandise, furniture, fixtures and equipment or the loss of Tenant's business goodwill.

         14. Holding Over. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord; provided, however, that upon such tender of possession of the Premises to Landlord by Tenant, the Premises and the equipment and systems used therein, including without limitation, the HVAC system, shall be in at least the same condition in which the Premises and such equipment and systems were in on the date hereof, normal wear and tear excepted. Notwithstanding anything contained herein to the contrary, if Tenant holds over, any such holding over shall be deemed to be a tenancy at sufferance and the rent during any such period of time shall be one and one-quarter (1.25) times the rent in effect on the termination date, computed on a daily basis for each day of the hold over period. The preceding provisions of this paragraph 14 shall not be construed as Landlord's consent for Tenant to hold over.

         15. Quiet Enjoyment. Landlord agrees that upon Tenant's paying the rent and performing and observing the agreements and conditions contained herein on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises and all rights of Tenant hereunder during the term of this Lease without any manner of hindrance or molestation, subject, nevertheless, to the terms and conditions of this Lease, any mortgage affecting the Premises, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of the Premises, and easements, restrictions and other conditions of record. Landlord represents and warrants that it has full right and authority to enter into this Lease.

         16. Events of Default. The following events shall be deemed to be events of default by Tenant under this Lease:

             (a) Tenant shall fail to pay any installment of the rent herein reserved when due, or any payment with respect to taxes hereunder when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days from the date of notice of such non-payment is delivered by Landlord to Tenant.

             (b) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make a general assignment for the benefit of creditors, or shall permit the Premises or the leasehold estate created hereby to be taken on execution or other process of law in any action against Tenant.

             (c) Tenant shall file a petition, or a petition is filed against Tenant, under any section or chapter of the United States Bankruptcy Code (Title 11 of the United States Code), as amended, or under any similar law or statute of the United States or any State thereof; or Tenant shall be adjudged a bankrupt or insolvent in proceedings filed against Tenant thereunder.

             (d) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant and such receivership or trusteeship is not terminated within ninety (90) days.

             (e) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 16), and shall not cure such failure within thirty (30) days after written notice thereof to Tenant; provided, however, that if such default is not reasonably susceptible to being cured within thirty (30) days, then Tenant shall, provided it has commenced to cure such default within said thirty (30) day period and is diligently prosecuting the completion of such, have such additional period of time as is reasonably necessary to effect such cure.

              (f) Tenant, subject to any applicable cure or grace periods, shall fail to comply with any covenants as to Tenant's financial condition made in that certain Amended and Restated Credit Agreement, by and among Eye Care Centers of America, Inc., Banque Indosuez, New York Branch, as Agent, and the lending institutions named therein, amending that certain Revolving Credit Agreement dated October 7, 1993, including, but not limited to the debt to equity ratios and the net worth requirements set forth therein.

          17. Landlord's Remedies. Upon the occurrence of any of such events of default described in Paragraph 16 hereof, Landlord shall have the option to pursue any one or more of the remedies available to Landlord at law or in equity in connection with such event of default, without any notice or demand to Tenant whatsoever, including, without limitation:

          (i) The right to enter upon and take possession of the Premises, without terminating this Lease, and expel or remove Tenant and any other person who may be occupying the Premises, or any part thereof, without being liable for prosecution or any claim for damages therefor. Thereafter, Landlord shall use good faith, reasonable efforts to relet the Premises, or any part thereof, in the name of Landlord, or otherwise, in a commercially reasonable manner and for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term of this Lease) and on such conditions as Landlord, in its reasonable discretion, may determine and may collect and receive the rent therefor. Upon such reletting, all rentals received by Landlord shall be applied, first, to the payment of any reasonable costs and expenses of such reletting, including brokerage fees, attorneys' fees and costs of any alterations, repairs or Tenant's improvements; second, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable. If such rentals received from such reletting during any month shall be less than that to be paid during that month by Tenant, Tenant shall pay any deficiency to Landlord. No such re-entry taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such election be given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any such reletting, Landlord may at any time thereafter elect to terminate this Lease for such previous breach, as described below; or

          (ii) The right to terminate this Lease. Should Landlord at any time terminate this Lease for any breach, Landlord may recover from Tenant all damages Landlord may incur by reason of such breach. In such event, Landlord's damages shall consist of the sum of (i) all rent and other charges accrued to the date of termination and previously unpaid; and (ii) the present value (calculated using a ten percent (10%) discount rate) of the balance of the Rent (at the then current rate) which would have been due for the balance of the Term, minus the present value (calculated using a ten percent (10%) discount rate) of the fair market value of the Premises for the balance of the Term. Such amount shall be Landlord's final, liquidated damages, it being agreed that actual damages would be difficult if not impossible to ascertain and that such amount represents a reasonable approximation of any actual damages which would be incurred.

         All rights and remedies of Landlord herein existing at law or in equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other. No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless such agreement is in writing and signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained.

         18. Tenant's Remedies. In the event that Landlord shall default in the performance of any covenant, condition or other provision of this Lease, and such default remains uncured beyond any applicable cure period expressly provided herein or, if no such cure period is provided, beyond thirty (30) days from and after the date Landlord receives notice. Of Such default (or such longer period as may be reasonably required to cure such default with the exercise of due diligence and best efforts so long as Landlord promptly commences and diligently pursues such cure without interruption) (except in the case of emergency, in which case Tenant shall not be obligated to give Landlord notice and opportunity to cure), Tenant may, at its option, without waiving any claim for breach of Landlord's obligations, cure such default for Landlord at Landlord's expense. Landlord shall reimburse Tenant upon Tenant's demand all costs and expenses incurred by Tenant in curing Landlord's default. All such sums not reimbursed to Tenant on demand shall accrue interest at the highest rate permitted by law, and may be offset by Tenant against rental payments due under this Lease.

         In the event of any breach or threatened breach by Landlord of any of the covenants, agreements, terms or conditions contained in this Lease, Tenant shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise.

         19. Mortgages. Subject to the non-disturbance condition described below, Tenant accepts this Lease subject and subordinate to any mortgage(s) and/or deed(s) of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon (except that at the election of such mortgagee this Lease may be deemed superior to such mortgagee's mortgage); provided, however, that so long as Tenant complies with all of the terms of this Lease imposed upon Tenant, any foreclosure of such mortgage shall not terminate or affect this Lease, and Landlord agrees that any mortgagee shall enter into a Subordination, Attornment and Non-Disturbance Agreement with Tenant. With respect to any specific mortgage, the foregoing subordination is expressly conditioned upon Landlord delivering to Tenant a Subordination, Attornment and Non-Disturbance Agreement in form acceptable to Tenant, and its reasonable discretion.

         20. Mechanic's Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises. Tenant covenants and agrees that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.

         21. Notices.

             (a) All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Notwithstanding anything contained herein to the contrary, Tenant's obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.

             (b) All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address hereinbelow set forth, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith. Amounts owing to Tenant under the terms of this Lease shall not be deemed satisfied until actually received by Tenant.

             (c) Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered (whether actually received or not) two
(2) days after the date the same is deposited in the United States Mail, postage prepaid, Certified or Registered Mail, return receipt requested, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith:

       LANDLORD:                            TENANT:

       JDB Real Properties, Inc.            Eye Care Centers of America, Inc.
       510 South Congress                   11103 West Avenue
       Suite 400                            San Antonio, Texas 78213-1392
       Austin, Texas 78704

All parties included within the terms "Landlord" and "Tenant", respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

         22.      Miscellaneous.

                  A. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

                  B. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease in connection with a sale of the Premises to a third party, and, upon execution of an assumption of Landlord's obligations hereunder by such transferee, Landlord shall be relieved of any further obligations under this Lease, and the term "Landlord" shall thenceforth mean such transferee.

                  C. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

                  D. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

                  E. Landlord shall not be required to perform any covenant or obligation in this Lease, or be liable in damages to Tenant, so long as the performance or the nonperformance of the covenant or obligation is delayed, caused or prevented by an "Act of God," "force majeure," or Tenant. An "Act of God" or "force majeure" is defined for the purpose of this Lease as strikes, lock-outs, sit-downs, material or labor restrictions by any governmental authority, unusual shortages of material, unusual transportation delays, dots, floods, wash-outs, explosions, earthquakes, fire storms, weather (including wet grounds or inclement weather which prevents construction), acts of the public enemy, wars, insurrections and any other cause not reasonably within the control of Landlord and which by the exercise of due diligence Landlord is unable, wholly or in part, to prevent or overcome.

                  F. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

                  G. All obligations of Tenant hereunder not fully perforated as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including without limitation all payment obligations with respect to taxes and insurance and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the term hereof, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including without limitation all heating and air conditioning systems and equipment therein, in good condition and repair, normal wear and tear excepted. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant's obligation hereunder for real estate taxes and insurance premiums for the year in which this Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be.

                  H. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

                  I. Until this Lease is duly executed by Landlord and Tenant, this Lease shall be treated as an offer with the Premises being subject to prior lease without notice and such offer being subject to withdrawal or non-acceptance by Landlord without notice, and this Lease shall not be valid or binding unless and until it is fully and duly executed by Landlord and Tenant.

                  J. All references in this Lease to "the date hereof" or similar references shall be deemed to refer to the date of execution set forth below.

                  K. The time of the performance of all the covenants, conditions and agreements of this Lease is of the essence.

                  L. It is expressly agreed by Tenant, as a material consideration for the execution of this Lease, that this Lease, with its specific references to written extrinsic documents, if any, is the entire agreement of the parties; that there are, and were, no verbal representations, warranties, understandings, stipulations, agreements or promises pertaining to this Lease or to the expressly mentioned written extrinsic documents, if any, not incorporated in writing in this Lease.

                  M. Neither Landlord nor Tenant has contacted any real estate broker, finder or similar person in connection with this Lease. With respect to this Lease and the payment of brokers' commissions, Landlord agrees to indemnify and hold harmless Tenant from and against any liability or claim, whether meritorious or not, arising with respect to any broker whose claim arises by, through, or on behalf of Landlord. With respect to this Lease and the payment of brokers' commissions, Tenant agrees to indemnify and hold harmless Landlord from and against any liability or claim, whether meritorious or not, arising with respect to any broker (unless Tenant has executed and independent commission agreement with any such broker, in which event such broker shall not be excluded from this indemnity), whose claim arises by, through or on behalf of Tenant.

         23.      Hazardous Substances.

                  A. As used herein, "Hazardous Substances" means any substance that has toxic, corrosive, flammable or reactive properties and that is regulated by the State of Texas or the United States Government. Hazardous Substances include, but are not limited to, asbestos, polychlorobiphenyls ("PCBs"), flammable explosives, radioactive materials, chemical carcinogens, pollutants, effluent, contaminants, emissions and petroleum.

                  B. Tenant hereby agrees, warrants and represents that Tenant, its agents, employees or contractors have not prior to the date hereof, and will not during the term hereof, knowingly store, place or discard Hazardous Substances in the Premises, other than cleaning supplies or other materials customarily used by Tenant in the course of its operations which may constitute Hazardous Substances which will at all times be stored and discarded in compliance with any applicable laws. Notwithstanding the immediately preceding sentence, in the event Tenant, its agents, employees or contractors bring upon, store on or in, use on or in, or install in, the Premises any materials that are then known to be, or are later classified as, Hazardous Substances, then Tenant shall, upon written demand from Landlord, promptly proceed to remove such Hazardous Substances, at Tenant's sole cost and expense, in accordance with all applicable governmental regulations. Tenant hereby agrees to indemnify and hold Landlord harmless from and against and to reimburse Landlord with respect to any and all claims, demands, causes of action, loss, damage, liabilities, cost and expenses (including attorneys' fees and court costs) of any and every character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time to time by reason of, or arising out of, the presence of any Hazardous Substances within the Premises or in, on or under the building, or the Premises, the presence of which was caused by an act of Tenant.

         24.      Title: Condition Precedent.

                  The terms of this Lease are expressly conditioned upon the Landlord obtaining title to the Premises by __________, 1997. In the event Landlord fails to obtain title to the Premises by said date, Landlord may, at any time thereafter prior to obtaining title to the Premises, deliver written notice to Tenant that this Lease shall be null, void and of no legal effect and upon the delivery of such notice to Tenant this Lease shall be deemed to be null, void and of no legal effect.

         EXECUTED to be effective as of this _____ day of __________, 1997 (the "effective date").


"LANDLORD"                                    "TENANT"
JDB REAL PROPERTIES, INC.,                    EYE CARE CENTERS OF AMERICA, INC.,
a Texas corporation                           a Texas corporation


By:                                           By:
  -----------------------------------            ------------------------------
      Gary D. Stillwell, President            Printed Name:
                                                           --------------------
                                              Title:
                                                    ---------------------------